Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
of Internal Fixation Systems, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated August 17, 2010 covering the consolidated financial statements of Internal Fixation Systems, Inc. for the years ended December 31, 2009 and 2008, to be included in this Registration Statement on Form S-1 to be filed with the Commission on or about October 12, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mallah Furman
Mallah Furman & Co.
Ft. Lauderdale, Florida
October 19, 2010